UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2010

SENSATA TECHNOLOGIES B.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	333-139739	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

(Address of Principal executive offices, including Zip Code)

31-546-879-555

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 10, 2010, Sensata Technologies Holding N.V., the ultimate parent company of Sensata Technologies B.V., issued a press release announcing the pricing of its initial public offering. A copy of this press release is attached hereto as Exhibit 99.1 to this current report and is incorporated herein by reference. The closing of the initial public offering is currently scheduled for March 16, 2010, and is subject to customary closing conditions. Sensata Technologies Holding expects to receive net proceeds from the initial public offering of approximately $433.8 million, of which approximately $62.2 million will be retained for general corporate purposes.

Special Note Regarding Forward-Looking Statements

This current report includes “forward-looking statements” relating to the expected closing date of the initial public offering and the expected net proceeds to be received therefrom. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties, including the ability of Sensata Technologies Holding N.V. to satisfy all of the closing conditions and other agreements included the underwriting agreement executed in connection with the initial public offering. Certain of the closing conditions set forth therein are beyond such company’s control, including a condition that there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the company and its subsidiaries, taken as a whole.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Sensata Technologies Holding N.V., dated March 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES B.V.

Date: March 11, 2010	By:	/S/ JEFFREY COTE
Jeffrey Cote
Chief Financial Officer

2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Sensata Technologies Holding N.V., dated March 10, 2010.